Exhibit 10.8

Real Estate Lease Agreement

No.: same day rent TRFZ (2023) 003

Party A: Qingdao Tungray Science & Technology Development Co. Ltd.

Party B: Qingdao Tungray Intelligent Technology Co. Ltd.

Party A (lessor): Qingdao Tungray Science & Technology Development Co. Ltd.Party B (lessee): Qingdao Tungray Intelligent Technology Co. Ltd. Through full negotiation, Party A and Party B agree to conclude this contract on the following house lease matters and shall abide by them together.

Address: No.28, Binhe North Road, Nancun Town, Pingdu City. The construction area of office building is 2289.76 square meters and dormitory building is 254.02 square meters.

Article 2 Lease Term: The lease term is from January 1, 2023 to December 31,2023.

Article 3. Rent and the period for rent payment:

1.       The annual rent is RMB 179,449.92 yuan. The monthly rent is 6 yuan per square meter (the lowest price of the factory house in Nancun town is 10 yuan / square meter per month), and the property tax and land tax are 61,819 yuan a year.

2.       In order to reduce the burden of the lessee, the two parties agree that the lessee shall pay the rent every month,

3.       The payment term and amount are agreed as follows: the 1st day of each month is the payment day, the payment amount of rent is 14,954.16 yuan, and the property tax and land tax is 5,152 yuan.

4.       The lessee must pay the rent to the lessor in accordance with the agreement. If the rent is in arrears without reason, the leaser shall give the lessee a grace period of 7 days. From the eighth day, the leaser has the right to charge 1% of the lessee every day.

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Article 4 repair of the house during the lease term: After the leaser gives the house to the lessee, the leaser shall not be responsible for the decoration and repair of the lessee. If the lessee no longer uses the lessor's house, the lessee shall not damage the decorated part and the structure of the house.

Article 5 Water and electricity charges: Paid by the lessee according to the use data (the base of the water meter is __ degree, the base of the electricity meter is ____ degree, and the expenses after this degree shall be borne by the lessee until the expiration of the contract).3. Maintenance fee: During the lease term, the quality of the leased house or the internal facilities of the house are damaged, including doors, Windows, water and electricity, and the maintenance fee shall be borne by the lessee.4. The telephone and network facilities used shall be provided by Party A, and the expenses incurred shall be borne by Party B itself.

Article 6 In the leasing business activities, the leaser shall perform the following obligations:

1.       The leaser shall deliver the premises and facilities to Party B for use in good condition on the date agreed herein, and ensure that the premises and ancillary facilities can be used normally.

2.       Responsible for the regular inspection of the house and its attachments and bear the normal house maintenance costs.

3.       On the date of receiving the rent from Party B, party B shall provide and guarantee the normal water, electricity, solar energy and other services required during the lease term, and cooperate with and coordinate the normal operation of telephone and network communication.

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Article 7 In the lease operation activities, the lessee shall perform the following obligations:

1.       Abide by the provisions of this contract, and shall not engage in illegal business activities in the leased site.

2.       If the interior decoration of the leased house and be installed with large equipment, the decoration plan shall only be constructed with the written consent of Party A at its own expense. During decoration, the original main structure, fixed facilities and unified outdoor planning shall not be damaged; the partition wall shall not be made with bricks or other heavy materials, and light refractory materials shall be used, and meet the fire prevention requirements. At the same time, attention should be paid to reserving the fire safety channel, and should comply with the requirements of national laws and regulations and corresponding norms.

3.       If the premises or facilities are damaged due to improper use by Party B or other reasons, Party B shall compensate for them or repair them, or Party A may repair them, and Party B shall bear the relevant repair expenses.

4.       Timely payment of housing rent, water, electricity, telephone, Internet and other expenses.

Article 8 Supplements and Appendix Matters: not covered herein shall be governed by relevant laws and regulations. In the absence of laws and regulations, both parties may enter into a written supplementary contract. The appendix and supplements hereto shall be an integral part of this Contract and shall have the same legal effect as this Contract.

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Article 9 Validity of Contract: This Contract shall come into force on the date when both parties or their legal representatives or their authorized representatives sign and affixed the official seal or special seal for contract. It is valid for one year from January 1,2023 to December 31,2023. This contract is made in duplicate, with each party holding one copy and each copy having the same legal effect.

Article 10 Contract renewal: If both parties have no objection after the expiration of the contract, the contract shall be renewed by default without repeated signing. If the leased area of Party B changes during this period, it only needs to change the leased area of the annex and specify the lease fee in the annex, which shall be signed and sealed by both parties for confirmation.

appendix:

Rent fee calculation:

Corporate Name	Total used area of M2	Fee allocation standard	The annual rent is RMB yuan	Monthly rent yuan
Qingdao Tungray Intelligent Technology Co. Ltd.	2492.36	RMB 6 yuan / square meter per month	179449.92	14954.16

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Calculation of property tax and land tax apportionment (paid amount of Pingdu Local Taxation Bureau):

Property tax 251,446.35 yuan / year + land tax 207,424 yuan / year = 458,870.36 yuan / year

Annual square meter apportionment =458870.36 yuan / 18877 ㎡ =24.3 yuan / ㎡ (retain integer)

Corporate Name	Total used area of M2	Fee allocation standard	The annual rent is RMB yuan	Monthly rent yuan
Qingdao Tungray Intelligent Technology Co. Ltd.	2492.36	Twenty-four point three yuan /㎡	61819	5152

Details

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Corporate Name	Office Space	Area (including public share) ㎡	Total area ㎡
Qingdao Tungray Intelligent Technology Co. Ltd.	Scientific Research Building (except for the two offices and halls of Chongqing-Lu Chamber of Commerce on the 3rd floor)	2268.96	2492.36
	Conference room on the 3rd floor of the office building (shared share)	20.80
	Dormitory Building (403 / 404 / 406 / 407 / 409)	146
	Share on the second floor of the dormitory building (public toilet)	11
	Conference room on the 2nd floor of the dormitory building (shared share)	45.60

Lessor (seal):	/s/	Lessee (seal):	/s/

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